Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS AUGUST
COMPARABLE STORE SALES INCREASE SEVEN PERCENT

     PEMBROKE PINES, FL., September 2, 2004. Claire’s Stores, Inc. (NYSE:CLE) reported today that comparable store sales for the four weeks ended August 28, 2004 increased seven percent after increasing eight percent during the corresponding four-week period last year. Total sales during the four-week period ended August 28, 2004 increased 13 percent to $98,990,000 compared with $87,620,000 for the comparable four-week period last year.

     Comparable store sales results for August 2004 compared to August 2003 were as follows:

•	Claire’s North America: positive mid single digits

•	Claire’s International: positive mid single digits

•	Icing by Claire’s: positive low double digits

     For the first seven months of Fiscal 2005, sales increased 16 percent to $685,773,000 compared to sales of $592,325,000 for the comparable period last year. Year to date, comparable store sales increased ten percent compared with an increase of six percent during the first seven months of Fiscal 2004.

     Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “The revitalization of our international operation, which consists of our stores in the United Kingdom, Ireland, France, Switzerland, Austria and Germany (the latter three, collectively referred to as SAG), is continuing to show progress. Performance continues to be strongest in SAG, where our efforts have had the greatest time to take effect. In the United Kingdom and Ireland, we are continuing to implement Claire’s best practices, roll-out new floor sets and deliver enhanced customer service, all of which are generating positive results. The turnaround in France, as previously predicted, still needs more time, however, we believe our aggressive focus on improving the performance of those stores is slowly leading to improvements in that country.”

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Our North American business continued to perform well in August, at a time when we are beginning to come up against increasingly difficult comparable store sales comparisons. Results would have been even more robust if Labor Day fell in August, as it did last year. Instead, the one week time lag resulted in lower store traffic this August versus last. Back to school shopping got off to a later start this August as families remain on vacation and schools in the Mid-West and the Northeast will be opening approximately one week later than last year. Our projection that consolidated comparable store sales for the third fiscal quarter will rise by nine to ten percent took into consideration the shift in Labor Day.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2005	FY 2004	CHANGE	CHANGE
February	$82,229	$66,858	23%	15%
March	$105,782	$90,806	16%	10%
April	$93,952	$82,092	14%	9%
May	$89,239	$78,258	14%	10%
June	$116,757	$101,072	16%	11%
July	$98,824	$85,619	15%	9%
August	$98,990	$87,620	13%	7%
Year-to-Date	$685,773	$592,325	16%	10%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of August 30, 2004, Claire’s Stores, Inc. operated approximately 2,835 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 138 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also licenses 55 stores in the Middle East under a licensing and merchandising agreement with Al Shaya Co., Ltd. and two stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism or natural disasters; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor
Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com